Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ¡ Suite 400 ¡ Minnetonka, MN 55305 ¡ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS THIRD QUARTER RESULTS

MINNETONKA, MN November 10 — Michael Foods, Inc. today reported financial results for the third quarter of 2008. Net earnings for the three months ended September 27, 2008 were $11.0 million, compared to $7.2 million in 2007. Net sales for the three months ended September 27, 2008 were $450.1 million, compared to $381.1 million in 2007, an increase of 18%. Net earnings for the nine months ended September 27, 2008 were $33.6 million, compared to $14.9 million in 2007. Net sales for the nine months ended September 27, 2008 were $1,320.1 million, compared to $1,057.0 million in 2007, an increase of 25%. A primary driver for the 2008 net earnings increases for both the three and nine month periods was reduced interest expense, reflecting reduced interest rates and the December 2007 $50 million credit facility debt prepayment.

Earnings before interest, taxes, depreciation, amortization and other adjustments (EBITDA, as defined in our senior credit facility) for the three months ended September 27, 2008 increased 12% to $51.6 million, compared to $45.9 million in 2007. EBITDA for the nine months ended September 27, 2008 increased 17% to $145.8 million, compared to $124.4 million in 2007. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the results, David S. Johnson, Chief Executive Officer and President said, “We experienced another quarter of EBITDA growth as a result of our balanced portfolio of businesses. The EBITDA growth was driven by positive performances in food ingredient egg products and retail low/no cholesterol liquid eggs. Crystal Farms’ EBITDA also grew in the third quarter as a result of pricing actions taken to cover elevated cheese costs, as well as sales and volume growth in Crystal Farms branded and private label cheese. These areas of strength were partially offset by weak foodservice egg products results, due to commodity cost increases and reduced volume growth as compared to the first half of 2008. Egg Products Division sales growth reflects product pricing increases due to the continued high egg markets and high corn and soybean meal markets during the third quarter and unit sales growth for several product categories. Our Potato Products Division saw retail unit sales growth, but earnings were down due to raw material and manufacturing cost pressures.”

Johnson noted, “Looking ahead, our key concern remains the potential adverse impact on volume from the overall economic environment. We experienced some slowdown in volume growth in the third quarter, compared to the first half of 2008, which we will monitor carefully.”

Unaudited segment data follows (in thousands):

	Egg Products	Potato Division	Crystal Farms	Corporate & Eliminations	Total
Quarter ended September 27, 2008:
External net sales	$318,908	$30,524	$100,626	$—	$450,058
Net earnings	12,714	2,166	2,897	(6,753)	11,024
EBITDA*	44,062	5,224	5,775	(3,482)	51,579

Quarter ended September 29, 2007:
External net sales	$266,549	$30,026	$84,536	$—	$381,111
Net earnings	12,071	2,835	1,030	(8,733)	7,203
EBITDA*	38,806	6,050	2,802	(1,783)	45,875

Nine months ended September 27, 2008:
External net sales	$939,444	$89,859	$290,767	$—	$1,320,070
Net earnings	47,608	5,953	5,690	(25,701)	33,550
EBITDA*	127,885	14,616	12,594	(9,269)	145,826

Nine months ended September 29, 2007:
External net sales	$739,230	$86,609	$231,146	$—	$1,056,985
Net earnings	29,059	7,705	5,313	(27,224)	14,853
EBITDA*	101,317	16,936	11,723	(5,527)	124,449

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended September 27, 2008 (in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$12,714	$2,166	$2,897	$(6,753)	$11,024
Interest expense, excluding amortization of debt issuance costs	399	—	—	7,305	7,704
Amortization of debt issuance costs	—	—	—	953	953
Income tax expense (benefit)	5,540	1,087	1,450	(3,448)	4,629
Depreciation and amortization	16,176	1,676	1,131	1	18,984
Equity sponsor management fee	—	—	—	473	473
Industrial revenue bonds related expenses	244	—	—	—	244
Other	1,891	295	297	(2,013)	470

	36,964	5,224	5,775	(3,482)	44,481
Plus:
Unrealized losses on swap contracts	7,098	—	—	—	7,098

EBITDA (as defined in our senior credit facility)	$44,062	$5,224	$5,775	$(3,482)	$51,579

The following table reconciles our net earnings to EBITDA for the quarter ended September 29, 2007 (in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$12,071	$2,835	$1,030	$(8,733)	$7,203
Interest expense, excluding amortization of debt issuance costs	118	—	—	11,622	11,740
Amortization of debt issuance costs	—	—	—	964	964
Income tax expense (benefit)	6,390	1,424	510	(4,442)	3,882
Depreciation and amortization	16,242	1,628	1,100	2	18,972
Equity sponsor management fee	—	—	—	441	441
Industrial revenue bonds related expenses	247	—	—	—	247
Other	3,076	163	162	(1,637)	1,764

	38,144	6,050	2,802	(1,783)	45,213
Plus:
Unrealized losses on swap contracts	662	—	—	—	662

EBITDA (as defined in our senior credit facility)	$38,806	$6,050	$2,802	$(1,783)	$45,875

The following table reconciles our net earnings to EBITDA for the nine months ended September 27, 2008 (in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$47,608	$5,953	$5,690	$(25,701)	$33,550
Interest expense, excluding amortization of debt issuance costs	1,167	—	—	27,355	28,522
Amortization of debt issuance costs	—	—	—	2,864	2,864
Income tax expense (benefit)	20,297	2,986	2,860	(10,454)	15,689
Depreciation and amortization	48,535	5,027	3,395	3	56,960
Equity sponsor management fee	—	—	—	1,390	1,390
Industrial revenue bonds related expenses	733	—	—	—	733
Other	5,710	650	649	(4,726)	2,283

	124,050	14,616	12,594	(9,269)	141,991
Plus:
Unrealized losses on swap contracts	3,835	—	—	—	3,835

EBITDA (as defined in our senior credit facility)	$127,885	$14,616	$12,594	$(9,269)	$145,826

The following table reconciles our net earnings to EBITDA for the nine months ended September 29, 2007 (unaudited, in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$29,059	$7,705	$5,313	$(27,224)	$14,853
Interest expense, excluding amortization of debt issuance costs	292	—	—	35,953	36,245
Amortization of debt issuance costs	—	—	—	2,991	2,991
Income tax expense (benefit)	15,594	3,869	2,670	(13,718)	8,415
Depreciation and amortization	49,015	4,884	3,264	8	57,171
Equity sponsor management fee	—	—	—	1,324	1,324
Industrial revenue bonds related expenses	741	—	—	—	741
Other	6,665	478	476	(4,861)	2,758

	101,366	16,936	11,723	(5,527)	124,498
Minus:
Unrealized gains on swap contracts	49	—	—	—	49

EBITDA (as defined in our senior credit facility)	$101,317	$16,936	$11,723	$(5,527)	$124,449

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Periods Ended September 27, 2008 and September 29, 2007

(Unaudited, in thousands)

	Quarter		Nine months
	2008	2007	2008	2007
Net sales	$450,058	$381,111	$1,320,070	$1,056,985
Cost of sales	383,922	317,984	1,115,891	881,120

Gross profit	66,136	63,127	204,179	175,865
Selling, general & administrative	41,650	38,105	122,820	111,663
Plant closing expenses	—	1,293	—	1,525

Operating profit	24,486	23,729	81,359	62,677
Interest expense, net	8,833	12,644	32,120	39,409

Earnings before income taxes	15,653	11,085	49,239	23,268
Income tax expense	4,629	3,882	15,689	8,415

Net earnings	$11,024	$7,203	$33,550	$14,853

	September 27, 2008	December 29, 2007
	(Unaudited)
Selected Balance Sheet Data:
Cash and equivalents	$49,490	$30,077

Accrued interest	$7,365	$6,276

Total debt, including current maturities	$599,788	$601,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

#    #    #

11-10-08